Exhibit 99.4

Avasoft Acquires Ezee Whip Europe; Gains Platform for European Expansion
Tuesday October 16, 9:30 am ET

ROCKLIN, Calif.--(BUSINESS WIRE)--Avasoft, Inc. (OTCBB:AVAF - News), a purveyor of a patented, innovative soft-serve ice cream system to the estimated $4.4 billion U.S. soft-serve marketplace, today announced that it has acquired Ezee Whip Europe, Ltd. The Company expects the acquisition will be accretive to its operating results beginning in Q4 2007, excluding any one-time transaction related expenses.

Bedfordshire, England-based Ezee Whip markets the same unique soft-serve ice cream system in the United Kingdom as Avasoft does in North America. It is a privately held company with total sales of approximately $1 million to more than 1,500 retail accounts.

Backed by Avasoft's stature as a public company and access to public capital markets, the newly combined company intends to substantially increase Ezee Whip sales and marketing activities initially in the U.K. and later on the European Continent. By selling almost exclusively through leading master distributors, and outsourcing ice cream and dispensing equipment production to top quality manufacturers, Ezee Whip's business model is highly scalable and closely aligned with that of Avasoft -- offering considerable mutual synergies and strong operating leverage.

Founded in 2006, Ezee Whip holds a perpetual license for its soft-serve ice cream system in both the United Kingdom and Europe although its sales to date have been primarily confined to the U.K. The annual U.K. and European retail ice cream market revenues are estimated at $2 billion and $19 billion, respectively.

Under the terms of the agreement, Avasoft is paying Ezee Whip shareholders a total of $1.25 million in stock and cash. Payment is comprised of Avasoft common stock valued at $1 million, which was issued at closing, and a balance of $250,000 to be paid in cash by year end. Additionally, the Company noted that Andy Downes, Ezee Whip co-founder, has agreed to remain with Ezee Whip in his current position as managing director. Mr. Downes has more than 15 years' experience in senior executive and director level positions within the U.K. ice cream industry.

Commenting on the transaction, Ezee Whip Managing Director Andy Downes said, "The combined company holds exceptional promise as we share the same highly scalable business model including production, distribution and marketing strategies. The European market is ripe for our high-quality, low cost-of-entry system that is presently expanding the U.K. ice cream market as well as rapidly capturing existing market share."

"Ezee Whip is a well managed company that offers an outstanding platform from which we intend to grow U.K. sales and launch the Avasoft System into the European market," said Jim Wheeler, Avasoft chief executive officer. "Ezee Whip has built a strong market position in the U.K., while Avasoft has gained valuable experience penetrating the much larger U.S. market. We are confident that a larger, stronger, better financed combined company will realize immediate efficiencies and be poised to accelerate Ezee Whip's U.K. success and then replicate that success throughout Europe."

Ezee Whip Market Position

Ezee Whip markets soft ice cream that is served via its unique cartridge dispensing system. The system has enjoyed widespread success throughout the U.K. and parts of Europe where Ezee Whip owns the perpetual rights to market the system. Ezee Whip's sole competitor is Unilever who market their system under the Cornetto Soft brand. In the U.K., due to intellectual property licensing protection, these are the only two companies with rights to sell this system.

Ezee Whip has a scalable business model that outsources all but its core marketing operations to quality strategic business partners -- from Eastern Europe to Ireland -- that include: (i) an injection moulding company to produce plastic cartridges using Easy Whip's injection mould tools, (ii) an ice cream manufacturing company to fill cartridges with ice cream using its filling line, (iii) a frozen storage and distribution company to deliver its cartridges to wholesale distribution networks across the U.K., (iv) an equipment supplier to manufacture its cartridge dispensers and (v) an equipment sales and distribution company to ensure nation-wide availability of its dispensers.

With a wholesale distribution sales model, distribution is critical and Ezee Whip has established trading relationships with the U.K.'s dedicated ice cream distributor networks which has resulted in its products being readily available to retailers throughout the U.K.

These include:

21 leading independent regional distributors, all members of the U.K.'s premier 'Ice

Cream World Group.'

Central distribution via the '3663 Group,' the U.K.'s largest national frozen food supplier.

Approximately 10 further secondary regional distributors.

The largest ice cream distributor servicing the south coast of England to whom Ezee Whip has supplied a private-label version of its dispensing system.

Compared with its sole competitor Cornetto Soft, the Ezee Whip system offers what it believes to be a higher quality product, along with a higher profit margin for retailers and distributors, and a lower start-up equipment cost. As a result, it has also been successful in converting some previous Cornetto Soft retailers to the Ezee Whip system. Ezee Whip sells a high-quality dairy ice cream which dispenses extremely well and withstands the rigours of the cold chain without detrimental effect. Cornetto Soft's product, however, is a non-dairy ice cream, i.e. made with vegetable fat as opposed to dairy fat. In the U.K., the taste, texture and quality ingredients of full dairy ice cream makes it widely regarded as a superior product than that of a non-dairy ice cream.

Ezee Whip dispensing equipment is available to retailers at a very low cost which poses virtually no barrier to entry for new users considering the system. Its cartridge pricing structure delivers significantly higher profit margins to both wholesalers and retailers than those currently listed by its competitor.

For more information regarding the Ezee Whip acquisition and license, please refer to the Form 8-K which will be filed with the Securities and Exchange Commission within the next 48 hours.

About Avasoft, Inc.

Headquartered in Rocklin, California, Avasoft sells an innovative soft-serve ice cream system into an estimated $4.4 billion U.S. soft-serve ice cream marketplace. This patented system, for which it owns marketing rights in North America, has earned widespread success in several European markets for the last five years.

This Avasoft system is comprised of two parts -- a portable metal dispenser machine and a plastic, single-use cartridge containing ice cream. The dispenser plunges the ice cream through the cartridge into a cone or serving container producing ice cream with the experience as soft-serve ice cream, but with the taste and texture more like traditional scooped ice cream. Unlike conventional soft-serve machines which are large, expensive to own and maintain, and require special cleaning procedures to minimize health risks, the Avasoft system is easily portable, inexpensive and completely sanitary offering low cost of entry, guaranteed margins and minimal maintenance requirements. For more information and a video demonstration of the system, visit www.avasoft.com.

Avasoft is led by a highly experienced management team, with broad industry expertise, enabling the Company to leverage industry best practices and a strong network of professional contacts.

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Forward-Looking Statement

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ include without limitation: the Company's limited operational experience; ability to raise financing; market acceptance of the Company's ice cream products; dependence on suppliers and license partners; continued enforceability of patent rights; and competition. Many of these risk factors are set forth in the company's periodic findings with the U.S. Securities and Exchange Commission.

Contact:

Avasoft, Inc.

Sheri Hydrick, Public Relations, 916-771-0900

sheri@avasoft.com

or

Capital Market Relations ("CMR")

Chris Rosgen, Investor Relations, 949-481-9739

or

Capital Group Communications, Inc. ("CGC")

Richard Carpenter or George Carpenter, 415-332-7200

avasoft@capitalgc.com

www.capitalgc.com

Source: Avasoft, Inc.